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                                                            EXHIBIT 99.1



                    NEWPARK RESOURCES ANNOUNCES ARBITRATION
                 SETTLEMENT AND ACCOUNTING CHARGES, RESULTING
                             IN THIRD QUARTER LOSS

DISRUPTIONS CAUSED BY RECENT GULF STORMS ALSO A FACTOR

METAIRIE, LA, September 22, 1998...Newpark Resources, Inc. (NYSE: NR) today announced that it settled the previously disclosed dispute concerning its obligations under the NOW Disposal Agreement with U.S. Liquids, Inc. ("USL").

The settlement terminates the NOW Disposal Agreement with respect to Newpark's contractual commitment to deliver waste to USL's disposal facilities. Under terms of the settlement, Newpark will pay U.S. Liquids $30 million over the next three years, an amount slightly less than it might have paid for a similar period under the original agreement. Additionally, the final 20 years of the original contract have been eliminated. During the settlement term, Newpark will have the right, but not the obligation, to deliver specified volumes of waste to the facilities without additional cost. In addition, Newpark has the option, subject to certain provisions, to extend the arrangement for two additional one-year terms at an additional cost of approximately $8 million per year.

USL has agreed not to compete with Newpark for the three-year period, after which it is free to compete in the marine-related waste disposal business. As part of the settlement, USL secured the right to immediately enter the vessel and tank cleaning business in the Gulf Coast market and acquired certain assets in consideration of a total of $2.2 million to be paid to Newpark by USL during the next four calendar quarters.

Separately, Newpark announced that it was reviewing the asset valuation of its wooden mat fleet in light of the start-up of production of its new composite plastic mats, which will replace the majority of its wooden mats used to construct access roads and work sites in the Gulf Coast market. James D. Cole, Newpark's president and CEO, stated that, "The new composite mat has operational advantages over the wooden mat system that are expected to provide improved profitability for the mat business as they are integrated into our operations. We plan to use wooden mats in expanding our presence in international markets, and may eventually add composite mats in selected foreign markets. While there will always be a need for wooden mats in environmentally sensitive areas, we plan to use composite mats as our primary system in the Gulf Coast market within three years," he concluded. Newpark said it expects to record a non-cash charge to earnings to reflect the revaluation of the wooden mat inventory and that it was reviewing other categories of assets, the values of which may have been affected by technological changes or current market conditions, for possible economic impairment under current accounting rules.

The company indicated that the aggregate pre-tax amount of these non-cash charges could approximate $66 million, and that the net payments to be made in the U.S. Liquids settlement would total $27.8 million. In addition, unamortized intangibles associated with the non-compete provisions of the prior transaction of approximately $6 million would be charged to earnings in the current quarter.

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Newpark said these charges would result in a third quarter net loss which would also reflect the disruptive effects of three tropical storms in September upon its operations in the western Gulf of Mexico during the period. "While there has been no significant damage to Newpark's facilities," Cole said, "the storms have interrupted work both in the Gulf of Mexico and along the coast. Offshore operations have resumed following three rounds of evacuations, but continued coastal flooding still makes it difficult to work in several key markets".

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.


For further information contact:


     Company                             New York
     -------                             --------
Matthew W. Hardey                        Ron Hengen
Vice President of Finance                R. F. Hengen, Inc.
Newpark Resources, Inc.                  253 Southgate Road
3850 N. Causeway, Suite 1770             Murray Hill, New Jersey  07974
Metairie, Louisiana 70002                (908) 508-9000
(504) 838-8222

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